TeleAmerica Television Network
1411 Warner Ave., Suite B, Tustin, CA 92780
Phone (714) 716-5000

EXHIBIT
Escrow Agreement

There is no escrow agreement at the present time.  TeleAmerica
Television Network, Corp, will update filling if any escrow agreement is entered.